SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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DiamondRock Hospitality Company
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(Name of Person(s) Filing Proxy Statement)

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March 3, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of DiamondRock Hospitality Company. The annual meeting will be held on Thursday, April 30, 2009 at 3:00 p.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mark W. Brugger
Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
6903 Rockledge Drive
Suite 800
Bethesda, MD 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 30, 2009

The 2009 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Thursday, April 30, 2009 at 3:00 p.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, for the following purposes:

1. To elect directors, each to serve for a one-year term and until their respective successors are duly elected and qualify;

2. To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2009; and

3. To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 3, 2009. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

• Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

Michael D. Schecter
Corporate Secretary

March 3, 2009

March 3, 2009

PROXY STATEMENT

DiamondRock Hospitality Company
6903 Rockledge Drive
Suite 800
Bethesda, MD 20817

This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about March 3, 2009 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (DiamondRock or the Company), for use at the 2009 annual meeting of our stockholders to be held on Thursday, April 30, 2009 at 3:00 p.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, and at any adjournments or postponements thereof.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors and ratification of the appointment of KPMG LLP as our independent auditors for 2009.

Attending the Meeting

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy holder will be asked to present a form of valid government issued picture identification, such as a driver’s license or passport.

Voting

If our records show that you were a stockholder as of the close of business on March 3, 2009, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Voting in Person at the Meeting.  If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of common stock of record.

Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number, the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

•	Authorize a Proxy by Telephone. If you hold your shares of common stock in your own name as a holder of record, you may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 29, 2009. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Authorize a Proxy by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 29, 2009. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Authorize a Proxy by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.

Authorizing a Proxy for Shares Registered in Street Name.  If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 90,050,264 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

Multiple Stockholders Sharing the Same Address

The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.

Other Matters

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Right to Revoke Proxy

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817;

•	authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or

•	appearing in person, revoking your proxy and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

Other Information

For your review, our 2008 annual report, including a copy of our annual report filed with the SEC on Form 10-K and financial statements for the fiscal year ended December 31, 2008, is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2008 annual report prior to voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2009:

Our proxy statement, form of proxy card and 2008 annual report on Form 10-K are available at www.drhc.com/proxy_statements.asp.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships — with our investors, with the brands we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.

At the core of these commitments, of course, is the role of the Board of Directors in overseeing how management serves the long-term interests of our stockholders. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience, the retired chairman of Andersen Worldwide, a leading corporate lawyer and a retired chief executive officer, as well as our former Chief Executive Officer, current Chief Executive Officer and our President and Chief Operating Officer.

We follow through on our commitment by implementing what we believe are the best practices in corporate governance, including:

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	A majority of the members of our Board of Directors are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors as well as each of the Committees meet regularly without the presence of management.

Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

•	We have opted out of the Maryland business combination and control share acquisition statutes and have taken steps so that we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	We have adopted policies requiring each member of our Board of Directors to acquire stock of the Company with a value of three times his or her annual cash retainer and for our Chairman of our Board of Directors, our Chief Executive Officer and his three direct reports to own stock with a value of between three and four times the base salary of that officer.

Clawback Policy

•	We have adopted a policy that would have the Company seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later significantly restated.

The Board of Directors and Its Committees

Board of Directors

We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and John L. Williams. Mr. McCarten is the Chairman of our Board of Directors and Mr. Grafton is our Lead Director. Each of our seven directors stands for election annually.

Director Independence.  Our Board of Directors has a policy that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the requirements of the New York Stock Exchange, or the NYSE, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by our Company (except on an interim basis);

•	an immediate family member of the director was an officer of our Company;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of our Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from our Company, other than director or committee fees or deferred compensation; or

•	the director is an employee, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from our Company which exceed the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with our Company; whether the director receives any compensation or other fees from our Company, other than director fees; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.

Our Board of Directors has determined that each of Messrs. Altobello, Grafton and Ray and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These four directors comprise a majority of our seven-member Board of Directors.

Meetings.  Our Board of Directors met eight times during 2008. Each of our directors attended at least 75% of the meetings of our Board of Directors. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2008, all of our directors attended our annual meeting of stockholders.

Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Grafton, the lead director of our Board of Directors.

Committees

Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted written charters for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Committee Charters.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.

Audit Committee.  Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.

Our Audit Committee is comprised of all four of our independent directors: W. Robert Grafton (Chairman), Daniel J. Altobello, Maureen L. McAvey and Gilbert T. Ray. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Mr. Grafton and Mr. Altobello qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Our Audit Committee met five times during 2008 and each of the members of the Audit Committee attended at least 75% of the meetings of the Audit Committee.

The Report of the Audit Committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code.

Our Nominating and Corporate Governance Committee is comprised of all four of our independent directors, Gilbert T. Ray (Chairman), Daniel J. Altobello, W. Robert Grafton and Maureen L. McAvey. Our Nominating and Corporate Governance Committee met four times during 2008 and each of the members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.

Compensation Committee.  Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation and (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.

Our Compensation Committee is comprised of all four of our independent directors, Daniel J. Altobello (Chairman), W. Robert Grafton, Maureen L. McAvey and Gilbert T. Ray. Our Compensation Committee met five times during 2008 and each of the members of the Compensation Committee attended at least 75% of the meetings of the Compensation Committee.

The Report of the Compensation Committee is included in this Proxy Statement.

Consideration of Director Nominees

Stockholder Recommendations.  Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2009 annual meeting. All stockholder recommendations for director candidates for election at our 2010 annual meeting of stockholders must be submitted to our Corporate Secretary on or after November 3, 2009 and on or before December 3, 2009 and must include the following information:

•	the name and address of record of the stockholder;

•	a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the Bylaws of the Company as in effect as that time.

Board of Directors Membership Criteria.  Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.

In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

•	at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees.  Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.

Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with our Board of Directors

If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817. In addition, you may do so online at www.drhc.com/whistleblower.asp. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).

Other Corporate Governance Matters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to Michael Schecter, our compliance officer and our general counsel.

Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any executive officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.

A copy of the Code of Ethics is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Overview.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Overview.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Conflicts of Interest

Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, executive officer’s or employee’s personal interest interferes with our interests.

Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed or known to our Board of Directors or a committee of our Board of Directors, and our Board of Directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

DIRECTOR COMPENSATION

The following chart summarizes the compensation paid to our non-management directors in 2008. Messrs. McCarten, Brugger and Williams receive no separate compensation for being members of our Board of Directors:

Director Compensation

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)(2)	($)

W. Robert Grafton (Lead Director & Audit Committee Chairperson)	80,000	50,000	1,594	131,594
Daniel J. Altobello (Compensation Committee Chairperson)	62,500	50,000	3,908	116,408
Maureen L. McAvey (Director)	55,000	50,000	—	105,000
Gilbert T. Ray (Nominating and Governance Committee Chairperson)	62,500	50,000	—	112,500

(1)	The amounts set forth in this column represent the compensation expense recognized during 2008 in connection with equity awards to the Directors. Each Director received 5,688 fully vested shares of common stock on July 28, 2008. Such shares had a market value of $50,000 on such date, based on the closing price for shares of our common stock on the NYSE. In accordance with SFAS 123R, the full fair market value of such shares was immediately recognized as compensation expense.

(2)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or at a hotel and resort managed or franchised by Marriott.

Cash Compensation

In July of each year, the Compensation Committee of our Board of Directors reviews the compensation of our non-employee directors. In July of 2008 the Compensation Committee engaged its independent consultant, Frederic W. Cook & Co. Incorporated to review the compensation paid to members of the board of directors of our competitive set. After reviewing the study, the Committee concluded that a change in compensation for the Board of Directors was not warranted.

Each of our non-employee directors receive an annual cash retainer of $50,000 plus we pay an additional annual retainer to our Lead Director ($10,000 annual fee) as well as to the chairpersons of our Audit Committee ($15,000 annual fee), Nominating and Corporate Governance Committee ($7,500 annual fee) and Compensation Committee ($7,500 annual fee). We compensate our directors through a single annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees are comprised of the same four directors and often a meeting might discuss matters involving the area of expertise of more than one committee.

In addition, in July 2008 the Board of Directors formed a special committee comprised of the four independent members of the Board of Directors in order to evaluate candidates to become our new Chief Executive Officer, as Mr. McCarten expressed his desire to retire. The members of the special committee were each paid a fixed fee of $5,000 for their services.

The following chart reflects the cash compensation paid to our directors in 2008.

		Annual Fee
	Annual Fee	for	Board and
	for	Committee	Committee	Special	Total
	Board	Chairs &	Meeting	Committee	Cash Fees
	Membership	Lead Director	Fees	Fee	Paid

W. Robert Grafton (Lead Director & Audit Committee Chairperson)	$50,000	$25,000	$—	$5,000	$80,000
Daniel J. Altobello (Compensation Committee Chairperson)	$50,000	$7,500	$—	$5,000	$62,500
Maureen L. McAvey (Director)	$50,000	$0	$—	$5,000	$55,000
Gilbert T. Ray (Nomination and Governance Committee Chairperson)	$50,000	$7,500	$—	$5,000	$62,500

Equity Compensation

As part of their regular annual compensation, in July of each year, each of our non-employee directors receives fully vested shares of common stock. On July 28, 2008, we issued to each of our directors 5,688 shares of common stock, which had a value of $50,000, based on the closing stock price for our common stock on the NYSE on such day.

Expenses and Perquisites

We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees.

In addition, each of the seven members of our Board of Directors are entitled to reimbursement for up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels as well as at all hotels and resorts managed or franchised by Marriott. All of such reimbursement was considered taxable income to the member who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”

Stock Ownership Policy

Our Board of Directors requires each of our non-executive directors, within five years of first being elected to our Board of Directors, to own at all times during a year a number of shares equal to the Ownership Target (as defined below). If directors are not in compliance with the Ownership Target, they are restricted from selling any stock in the Company until such time as they are in compliance with the Ownership Target. This restriction does not apply to any shares of stock that a member of the Board of Directors has purchased.

The Ownership Target for a given year is determined by multiplying the annual cash retainer for that year by three and then dividing that result by the average closing price of the Company’s common stock during the first two weeks of the year. We count towards this minimum equity ownership policy only those fully vested shares of common stock that a director has either purchased or received through our equity compensation program.

Each of our non-executive directors was in compliance with the stock ownership policy at all times during 2008. However, as the price of our common stock has fallen significantly, the Ownership Target has increased from 10,618 shares in 2008 to 30,800 shares in 2009. As a result, all of the non-executive directors have fallen out of compliance with the policy and thus are prohibited from selling any shares of our stock, except for those shares that he or she has purchased in the open market, until such time as they are in compliance with our policy.

			Number of Shares
	2008	2009	Owned
	Ownership	Ownership	(as of December 31,	Percentage of 2009
	Target	Target	2008)	Ownership Target

Daniel J. Altobello	10,618	30,800	23,768	77.2	%(1)
W. Robert Grafton	10,618	30,800	21,768	70.7	%(1)
Maureen L. McAvey	10,618	30,800	18,768	60.9%
Gilbert T. Ray	10,618	30,800	18,768	60.9%

(1)	Messrs. Altobello and Grafton have purchased 5,000 shares and 3,000 shares, respectively, in the open market and such directors may sell such shares at any time.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Design

We have designed our executive compensation program with the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to maximize long-term stockholder value; and

•	to comply with best practices.

Straightforward, Transparent, Market-Based Compensation Program

We have a strong preference for a simple, transparent, market-based compensation program.

We target our executive compensation at approximately the median of the total compensation paid to members of our competitive set in order to retain and motivate our executive team; the actual compensation may be higher or lower than our target compensation. We set our compensation targets only after thoroughly studying compensation practices within our competitive sets. Our primary competitive set is comprised of the five largest lodging-focused self-managed REITs: LaSalle Hotel Properties (NYSE: LHO), Strategic Hotels & Resorts, Inc. (NYSE: BEE), Sunstone Hotel Investors, Inc. (NYSE: SHO), Felcor Lodging Trust Incorporated (NYSE: FCH) and Ashford Hospitality Trust (NYSE: AHT). We exclude Host Hotels & Resorts, Inc. (NYSE: HST) from our competitive set as it is substantially larger than us. We confirm that our targets are in keeping with the overall market by evaluating our compensation against a secondary competitive set comprised of nine similarly-sized self-managed REITs which invest in a variety of assets, including offices, apartments and retail properties. A complete list of the secondary set is set forth below under the heading “Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers on Compensation — Use of Competitive Set.”

Moreover, our compensation program is transparent and straightforward. We have not implemented a pension or a nonqualified deferred compensation program and have very limited perquisites. In addition, we have not implemented any multi-year compensation programs, eliminating the potential for surprising and out-of-market compensation; all of our executive’s total compensation is granted on an annual basis. Finally, before awarding any compensation, our Compensation Committee reviews a “tally sheet” showing the value of all of the compensation granted to our executive team since our formation, utilizing the value of all equity awards both as of the time of each stock grant and as updated for current stock values.

Proper Incentives to Maximize Long-Term Stockholder Value

Our compensation program is designed to create incentives for our executive team to maximize long-term stockholder value. Less than one-third of our five highest paid executives’ total compensation opportunity is in the form of a fixed base salary. The vast majority of our executives’ total compensation opportunity is awarded through our cash incentive compensation program, which rewards our executives for achieving our annual budget and other corporate and individual objectives, and our annual equity award program, where the ultimate value of the awards is tied to our ability to maximize long-term stockholder value.

We believe that our cash incentive compensation program encourages our executive officers to take prudent steps to achieve, and if possible exceed, our budgeted earnings, which we believe will increase stockholder value. In 2008, 70% of our executives’ potential cash incentive award was tied to the achievement of our internal annual budget for Adjusted Funds From Operations per share (or AFFO per share). We have not reset our targets nor have we guaranteed our executives any minimum cash incentive payments. In the event of poor performance, the executives could receive no cash incentive compensation for the year.

The largest individual component of our executive officers’ compensation is equity compensation. Our philosophy has been to target total compensation at approximately the median of our competitive set and to ensure that approximately half of the targeted compensation is in the form of equity. We believe that half of our executives’ compensation should be in the form of restricted stock or stock options for several reasons.

First, along with our minimum stock ownership policy, equity grants help ensure that a significant portion of each of our executives’ net worth is tied to the value of our stock, aligning the interests of our executives with those of our stockholders. Our view is that, if we have superior long-term operating performance, our executives, through their significant equity compensation, will eventually receive above market compensation from dividends and capital appreciation in our common stock. Conversely if we do not perform as well as our competitors, our executives’ compensation will prove to be (appropriately) below market over the long-term.

Second, we design our equity awards to be total stockholder return vehicles, rewarding executives for both share price appreciation as well as dividends — we believe a focus on total stockholder return will encourage our executives to prudently increase earnings to ensure that our dividend is well covered.

Third, our stock awards vest on a three-year schedule, thus creating for our executive officers an incentive to remain with the Company.

Comply with Best Practices

In designing our executive compensation programs, our Compensation Committee also consults with Frederic W. Cook & Co. Incorporated, its own independent compensation advisor, and with its own legal advisors to assess our compliance with corporate governance best practices. For example, we have adopted both a so-called “clawback policy” in the event of a restatement of our financial statements and an executive stock ownership policy.

Moreover, we strive to maximize the financial efficiency of our compensation programs. For example, the amount of our cash incentive compensation and the size of the equity grants vary based on the degree to which our financial objectives are achieved.

Finally our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk.

Senior Executive Compensation

The following table sets forth the compensation paid for the last three years to our Chief Executive Officer, our Chief Financial Officer and each of the three other named executive officers. The five individuals set forth below are all of our corporate officers.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)	($)

William W. McCarten	2008	564,000	1,008,332	208,333	425,820	31,846	2,238,331
Chairman of the Board and	2007	537,000	1,102,777	0	464,775	36,778	2,141,330
Former Chief Executive Officer(3)	2006	515,000	902,778	0	772,500	38,186	2,228,464
Mark W. Brugger	2008	450,000	534,721	118,056	294,435	33,527	1,430,739
Chief Executive Officer(3)	2007	357,000	655,554	0	275,748	31,940	1,320,242
	2006	275,000	633,333	0	330,000	34,095	1,272,428
John L. Williams	2008	477,667	823,611	118,056	288,511	32,378	1,740,223
President and Chief	2007	432,000	791,666	0	299,118	32,087	1,554,871
Operating Officer	2006	412,000	797,221	0	494,400	26,669	1,730,290
Michael D. Schecter	2008	296,000	319,444	69,444	148,296	26,115	859,299
Executive Vice President and	2007	282,000	352,778	0	175,270	28,932	838,980
General Counsel	2006	245,000	298,612	0	220,500	28,844	792,956
Sean M. Mahoney	2008	239,667	121,523	38,194	100,349	31,045	530,778
Executive Vice President and	2007	207,000	104,163	0	85,771	29,108	426,042
Chief Financial Officer(3)	2006	175,000	63,888	0	105,000	23,088	366,976

(1)	The amounts set forth in this column represent the compensation expense recognized during the specified year in connection with equity awards. The compensation expense is determined in accordance with SFAS 123R. For purposes of determining both the size of the grant and the expense associated with such awards under SFAS 123(R), the value of restricted stock equaled the closing price of our common stock on the NYSE on the date we issued the deferred and restricted stock. In addition, we used a valuation study conducted by Towers Perrin to value the stock appreciation rights (SARs) and dividend equivalent rights (DERs). Towers Perrin valued the SARs using a binomial option pricing model, using the assumptions called for by Paragraph 16 and Appendix A of SFAS 123(R). Towers Perrin assumed a seven year expected life, a risk free rate of 3.17%, expected volatility of 29.8% and an expected dividend yield of 5.5% (the average dividend yield on the four dividend payment dates preceding the issuance of the SARs). Towers Perrin valued the DERs using a discounted cash flow model assuming a stream of dividends equal to 5.5% of the closing stock price on the NYSE on the date that the DERs were issued over the seven year expected life of the instrument. In accordance with SFAS 123(R), the expense associated with these awards is recognized over the requisite service period (i.e., the vesting period of the restricted stock, deferred stock units, SARs or DERs).

(2)	All other compensation represents the employer safe harbor 401(k) match, health insurance premiums, life and disability insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for those officers who are also directors, vacations at hotels either owned by us or managed or franchised by Marriott. In addition, in 2006, all other compensation includes reimbursement of tax return preparation fees and annual medical examination costs. For more detail on these amounts, please see “4. Perquisites and Other Benefits” below.

(3)	On September 1, 2008, Mr. McCarten retired as Chief Executive Officer but retained his title of Chairman of the Board of Directors and remains an executive officer of the Company. On that date, Mr. Brugger was promoted from Chief Financial Officer to Chief Executive Officer and Mr. Mahoney was promoted from Chief Accounting Officer and Corporate Controller to Executive Vice President and Chief Financial Officer.

Our compensation program seeks to promote the philosophy described above through an appropriate mix of four core elements of compensation:

1. base salary,

2. cash incentive compensation program,

3. equity grants, and

4. limited perquisites.

1.	Base Salary

We traditionally review our executives’ base salaries annually in December. However, in connection with the promotion of Mr. Brugger to Chief Executive Officer and Mr. Mahoney to Chief Financial Officer on September 1, 2008 and the retirement of Mr. McCarten as Chief Executive Officer on that date, we reviewed the salaries of Messrs. McCarten, Brugger, Mahoney and Williams on that date. Consistent with past practices, we reviewed Mr. Schecter’s and Mr. Mahoney’s base salaries in December of 2008.

Our primary compensation philosophy is to target our total compensation at approximately the median of our competitive set and to ensure that approximately half of the compensation paid to our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our primary competitive set. During our December annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets and, whenever possible, we strive to pay base salaries at the median of competitive base salaries. However, we adjust base salaries to reflect our executive’s assigned responsibilities, relevant levels of experience and individual performance compared to other members of the competitive set.

In connection with the CEO succession planning, our Compensation Committee decided it would be appropriate to continue to pay Mr. McCarten his existing base salary of $564,000 per year for the remainder of 2008 and, commencing January 1, 2009, to set his base salary for his new position at $300,000. The 2009 base salary level was determined with input from the Compensation Committee’s independent consultant. The consultant conducted a competitive analysis of compensation levels, in relation to CEO pay levels, for executive chairmen at public REITs, to assist the Committee in determining an appropriate base salary level for Mr. McCarten, given Mr. McCarten’s expected roles and responsibilities in 2009.

Our Compensation Committee also decided to pay, effective September 1, 2008 through December 31, 2009, Mr. Brugger a base salary of $600,000 per year and Mr. Williams a base salary of $525,000 and to pay Mr. Mahoney a base salary of $285,000 during the period September 1, 2008 through December 31, 2008, with the intention of reevaluating his salary in December of 2008. In December 2008, the Compensation

Committee decided it would be appropriate to increase Mr. Schecter’s salary 2.5% to $303,400 and Mr. Mahoney’s salary to $305,000, effective January 1, 2009.

The base salaries for the named executive officers are as follows:

	2009	2008	2007

William W. McCarten	$300,000	$564,000	$537,000
Mark W. Brugger	$600,000	$375,000	$357,000
John L. Williams	$525,000	$454,000	$432,000
Michael D. Schecter	$303,400	$296,000	$282,000
Sean M. Mahoney	$305,000	$217,000	$207,000

2.	Cash Incentive Compensation Program

We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by the Compensation Committee at the beginning of the year for that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.

The chart below shows the bonuses we have paid under our cash incentive compensation program for the named executive officers. We typically pay our bonuses during the first fiscal quarter subsequent to the plan year:

	Incentive Compensation Plan Year
	2008	2007	2006

William W. McCarten	$425,820	$464,775	$772,500
Mark W. Brugger	$294,435	$275,748	$330,000
John L. Williams	$288,511	$299,118	$494,400
Michael D. Schecter	$148,296	$175,270	$220,500
Sean M. Mahoney	$100,349	$85,771	$105,000

2008 Cash Incentive Compensation.  Our Compensation Committee established a bonus formula for 2008 under our cash incentive compensation program during the first quarter of 2008, weighted as follows:

		Actual	2008
Components of Cash Incentive Compensation Program	Weighting	Achievement	Threshold	Target	Maximum

Adjusted Funds From Operations per share (AFFO per share)(1)	70%	$1.48 per share	$1.48 per share	$1.64 per share	$1.72 per share
Achievement of certain individual performance objectives	30%	Various	N/A	N/A	N/A

(1)	We compute AFFO by adjusting Funds From Operations (or FFO) (which we calculate in accordance with the standards established by NAREIT) for certain non-cash items. FFO is defined by NAREIT as net income determined in accordance with GAAP, excluding depreciation, amortization and gains (losses) from sales of property. We further adjust FFO to eliminate the following non-cash items: non-cash ground rent, non-cash amortization of unfavorable contract liabilities recorded in conjunction with our acquisitions, cumulative effects of any changes in accounting principles, gains or losses from early extinguishment of debt, impairment losses, acquisition costs and any other non-cash and/or non-recurring items.

For the corporate metric, we adopted the threshold, target and maximum numerical goals set forth above. No bonuses would have been payable under the corporate metric of the incentive compensation program if we had not achieved our threshold AFFO per share of $1.48. Achievement of the corporate metric at the threshold level of performance pays 50% of the target bonus for such metric and achievement at the maximum level of performance pays 150% of such target. Bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels. At the beginning of 2008, we expected to earn an AFFO of approximately $1.64 per share, which was our target, and we expected it to be very unlikely that we would pay out the corporate component of the bonus at either the threshold or maximum levels.

The Compensation Committee chose to compensate the executives based on the Company achieving its AFFO per share budget because it believes that the achievement of the targeted results would improve long-term stockholder value. In particular, AFFO per share is one of the most commonly used non-GAAP financial measures in the commercial real estate industry. It measures the financial performance of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and the gain or loss on the sale of assets. Moreover, we utilize AFFO per share (as opposed to EBITDA or some other commonly used measure) as AFFO per share takes into account the impact of our capital structure by including shares outstanding and interest expense.

In addition, the Compensation Committee established between five and ten individual objectives for each of the executive officers, which objectives varied by individual depending on their corporate responsibilities. The primary individual business objectives for 2008 were as follows:

Responsible Executive	2008 Objectives

All Executives
•  Achieve our 2008 budget
•  Complete planned capital expenditure programs on time, on budget and with minimal scope changes
•  Sustain hotel profitability to the extent practicable in light of the recession
•  Complete overall strategy evaluation and present such strategy to our Board of Directors at its April meeting
•  Benchmark certain competitors, study their forecasting, management information and asset management roles and processes. Implement any appropriate improvement to our systems and processes

Mr. McCarten
•  Keep the organization productive through an expected challenging 2008. Focus the organization on assertive asset management and operational performance analysis to sustain profitability
•  Provide leadership in achieving the Company-wide 2008 goals
•  Reassess and modify our strategy in response to capital market changes and the uncertain lodging environment
•  Assist the Board and manage the organization through the CEO succession transition

Mr. Brugger (goals as Chief Financial Officer, prior to promotion to Chief Executive Officer)
•  Arrange strategy review sessions for our senior management
•  Refine our portfolio strategy and define targeted markets and segments
•  Engage hotel brokers to evaluate the disposition of certain non-core assets, and if appropriate sell such assets
•  Update debt policy and leverage targets in light of the recession
•  Develop and implement a share repurchase strategy
•  Evaluate potential merger & acquisition opportunities

Mr. Brugger (goals as Chief Executive Officer, after September 1st promotion)	• Responsible for all 2008 Company-wide goals • Revise dividend policy • Establish 2009 Company-wide goals • Establish 2009 performance objectives and bonus plans for executives
Mr. Williams
•  Complete planned capital expenditure programs on time, on budget and with minimal scope changes
•  Sustain hotel profitability to the extent practicable in light of the recession
•  Participate in the overall strategy evaluation and board presentation
•  Evaluate certain sales initiatives undertaken by Marriott and work with Marriott to improve such initiatives
•  Complete strategic evaluation of certain of our assets

Responsible Executive	2008 Objectives

Mr. Schecter
•  Redraft the 2008 proxy in light of current legal developments
•  Update our website to better reflect our current focus
•  Ensure that the stock buy-back program complies with all SEC and NYSE requirements.
•  Evaluate alternatives to existing property insurance program and, if we decide to implement independent program, ensure that the total cost of such program does not exceed $3.9 million.
•  Complete certain human resource initiatives, including systemizing compensation and performance reviews of our associates.
•  Evaluate certain improvements to our information technology and communication systems

Mr. Mahoney (goals as Corporate Controller, prior to promotion to Chief Financial Officer)
•  Primary responsibility for SOX compliance
•  Manage audit process
•  Monitor debt compliance
•  Design, coordinate and prepare the annual budget
•  Help develop comprehensive operating forecasts
•  Improve internal financial reporting

Mr. Mahoney (goals as Chief Financial Officer, following his September 1, 2008 promotion)	• Conduct a study of an appropriate dividend strategy • Create a comprehensive three year financing plan • Redraft investor relations material

In 2008, DiamondRock’s hotels operated in very difficult operating conditions. In part due to our executives’ focus beginning in late 2007 on controlling property level expenses, we were able to achieve an AFFO per share of $1.48, which was equal to the threshold for the corporate component of the incentive compensation program. In addition, the Compensation Committee requested each of the executives to prepare a report as to whether they achieved their individual business objectives, and the Compensation Committee asked the chief executive officer to provide his assessment of each officer. Following the chief executive officer’s review and a discussion by the committee, the committee awarded the individual component of the cash incentive compensation program. For 2008, the Compensation Committee concluded that it would be appropriate to pay each executive at a level equal to 90% of the maximum payout for the individual component of each executive’s bonus.

The annual incentive opportunity ranges for 2008 and the actual cash incentive compensation earned for 2008 performance was as follows:

	2008 Cash Incentive Opportunity			2008 Cash Incentive Earned
	Threshold	Target	Maximum	% Base Salary	$ Value

William W. McCarten	50%	100%	150%	76%	$425,820
Mark W. Brugger(1)	50%	100%	150%	65%	$294,435
John L. Williams	40%	80%	120%	60%	$288,511
Michael D. Schecter	33%	66%	100%	50%	$148,296
Sean M. Mahoney(2)	33%	66%	100%	42%	$100,349

(1)	Mr. Brugger’s target cash incentive compensation was originally set at 80% of the base salary that he earned from January 1, 2008 through August 30, 2008, with a maximum bonus of 120% of his base salary and a threshold of 40% of his base salary for that period. Following his promotion, for the period between September 1, 2008 and December 31, 2008, his target cash incentive compensation was increased to the percentages set forth in the chart above.

(2)	Mr. Mahoney’s target cash incentive compensation was originally set at 50% of the base salary that he earned from January 1, 2008 through August 30, 2008, with a maximum bonus of 75% of his base salary and a threshold of 25% of his base salary for that period. Following his promotion, for the period between September 1, 2008 and December 31, 2008, his target cash incentive compensation was increased to the percentages set forth in the chart above.

2009 Cash Incentive Compensation.  Our Compensation Committee established a bonus formula for 2009 under our cash incentive compensation program during the first quarter of 2009, weighted as follows:

		2009
		Less than		Low		High
Components of Cash Incentive Compensation Program	Weighting	Threshold	Threshold	Target	Target	Target	Maximum
		(0%	(50%	(95%	(100%	(105%	(150%
		Payout)	payout)	payout)	payout)	payout)	payout)

AFFO Per Share	50%	<85% of AFFO per share Budget	85% of AFFO per share Budget	95% of AFFO per share Budget	100% of AFFO per share Budget	105% of AFFO per share Budget	>115% of AFFO per share Budget
Relative Hotel Performance	5%	N/A	N/A	N/A	N/A	N/A	N/A
Achievement of certain individual performance objectives	45%	N/A	N/A	N/A	N/A	N/A	N/A

In 2009, our Compensation Committee adopted a bonus formula 55% weighted to two corporate performance measures (AFFO per share and Relative Hotel Performance) and 45% weighted to individual performance measures. Our Compensation Committee decreased the weighting of the AFFO per share corporate component from 70% in 2008 to 50% in 2009 as the Committee concluded that there was greater uncertainty inherent in the Company’s budget for 2009 than in prior years. The Compensation Committee was concerned that, if the Company failed to properly forecast the degree that the overall economy is expected to decline in 2009, the executive team might be either over or undercompensated. In addition, the Compensation Committee made it more difficult for the executive team to achieve either a maximum or zero payout if we significantly outperform or underperform our annual budget. In 2008, the executive team would earn a maximum bonus, if the Company achieved an AFFO per share equal to 105% of the Company’s budget and would earn no bonus if the Company achieved an AFFO per share that was less than 90% of the Company’s budget. In 2009, by comparison, the maximum bonus is set at 115% of the budgeted AFFO per share and threshold is set at 85% of budgeted AFFO per share. Bonuses are calculated based on a linear interpolation for achievement in between the performance levels in the chart above.

The AFFO component is based on an internal budget adopted by the Board of Directors at its meeting on February 26, 2009. The Compensation Committee concluded that it is appropriate to encourage our executives to be flexible in responding to the recession in order to create long-term stockholder value. As a result, the Committee concluded that it may, in its sole discretion, adjust the Adjusted FFO Budget for the incurrence of any additional debt, refinancing of any debt or repayment of any debt as well as for the sale or repurchase of any equity or the disposition or acquisition of assets not included in our original 2009 corporate budget. In addition, as the current recession constrains our ability to fairly estimate 2009 financial results, the Committee explicitly retained its flexibility to use its upwards or downwards discretion in awarding any 2009 bonuses if it concludes that the economic assumptions underlying our 2009 budget were materially wrong.

In addition, the Compensation Committee created a new corporate measure in 2009 for relative hotel performance. At the beginning of the year, the Compensation Committee approved a competitive set for each of our 20 hotels. During the year, for each hotel that gains market share against its pre-approved competitive set, as measured by Smith Travel Research, a respected third party analyst, the executives will earn 1/20th of this component of their bonus. Conversely, for each of our twenty hotels that fail to gain market share, the executives will not earn 1/20th of this component of their bonuses.

In addition, the Compensation Committee established between five and fourteen individual objectives for each of the executive officers, which objectives varied by individual depending on their corporate responsibilities.

3.	Equity-Based Incentive Compensation

Generally we target paying half of our executive’s total compensation in the form of equity. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our primary competitive set. Our executive officers are not guaranteed any minimum number of shares of restricted stock.

The value of the equity awards since our initial public offering, based on the grant date fair value of the equity, received by the named executive officers is as follows:

	2009	2008	2007	2006	2005

William W. McCarten	$500,000	$1,500,000	$1,299,996	$1,100,001	$1,181,250
Mark W. Brugger	$1,500,000	$850,000	$649,998	$599,998	$866,250
John L. Williams	$850,000	$2,850,000	$750,006	$699,992	$1,102,500
Michael D. Schecter	$500,000	$500,000	$399,996	$350,004	$603,750
Sean M. Mahoney	$500,000	$275,000	$149,994	$99,994	$262,500

Types of Awards.  Since our formation, we have mainly issued shares of restricted stock and deferred stock units. In 2008, we issued a combination of stock-settled stock appreciation rights (SARs, each a SAR) and dividend equivalent rights (DERs, each a DER), but due to a change in the interpretation of tax law, we are unlikely to issue additional SARs or DERs in the future. Each of these types of awards is described in more detail below.

•	Restricted Stock. Our restricted stock awards generally vest in three equal annual installments from the date of grant. Prior to the 2009 award, such awards paid dividends on a current basis. In 2009, we revised the awards so that all dividends on unvested shares are reinvested in additional shares of restricted stock and such additional shares are received only when the underlying restricted shares vest. We granted such time-based restricted stock in July 2004, August 2006, February 2007, March 2008 and March 2009. In addition, in connection with the retirement of Mr. McCarten and promotion of Mr. Brugger, we issued a special one-time retention grant of restricted shares to Mr. Williams in September 2008.

•	Deferred Stock Units. In 2005, in connection with our initial public offering, we issued 382,500 shares of deferred stock unit awards to our five named executive officers. The deferred stock unit awards are fully vested and represent our promise to issue a number of shares of our common stock upon the earlier of (i) a sale event or (ii) July 2010. The awards are subject to forfeiture should the executive be terminated for cause. We do not pay current dividends on the shares of common stock underlying the deferred stock units; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of deferred stock units that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.

•	Stock Appreciation Rights and Dividend Equivalent Rights. On March 4, 2008, we issued awards to our five most senior officers, the design of which deviated from our historical practice of granting 100% restricted stock. Fifty percent of the value of the annual grant made on March 4, 2008 was comprised of restricted stock and 50% of the value was comprised of a combination of SARs and DERs. We made this change to our annual grant type mix because the Compensation Committee of our Board of Directors concluded that a program comprised solely of restricted stock lacks what some refer to as “leverage.” In particular, such a program would require the grant of an unreasonably large number of shares of restricted stock in order to create significant changes in value to reflect a change in the value of DiamondRock’s stock. In order to provide such leverage and, at the same time, create incentives to maintain our dividend, the Compensation Committee concluded that it would be prudent to issue SARs with DERs. The SARs and DERs vest in three equal annual installments from the date of grant.

The strike price of the SARs was set at $12.59, the closing price of our stock on the NYSE on the grant date. The SARs may be exercised, in whole or in part, at any time after the instrument vests and before the tenth anniversary of its issuance. Upon exercise, the holder of a SAR will receive a number of shares of our common stock equal to the positive difference, if any, between the price of our common stock on the NYSE at the time of the exercise compared to the “strike price”, which is the closing price of our common stock on the NYSE at the close of business on the day the SARs were granted, divided by the price of our common stock on the NYSE at the time that the holder exercises his or her SAR.

We issued one DER for each SAR. A DER will entitle the holder to the value of the dividends issued on one share of common stock. No dividends will be paid on a DER prior to its vesting, but upon vesting, the holder of each DER will receive a lump sum equal to all of the dividends paid on a share of common stock from the date the DER was granted to the date the DER vested. After vesting, the holder of each DER will receive a cash payment equal to the value of the dividends paid on a share of common stock at the same time dividends are paid to our common stockholders. Initially, the DERs were to terminate on the earlier of the 10th anniversary of the grant of the DER or the date that the corresponding SAR is exercised. However, after an official with the Internal Revenue Service stated that a DER which terminates upon the exercise of an option or a stock appreciation right should be characterized as deferred compensation and subject to the provisions of Section 409A of the Internal Revenue Code, we amended the DERs to shorten the maturity of the existing DERs from 10 years from the grant date to 8 years from the grant date and eliminate the provision that required the awards to terminate, in whole or in part, upon the exercise of the SAR that were issued simultaneously with the DERs. The net impact of the award modification did not result in a change in the value of the DERs.

Because we were obligated to change the structure of the DERs in order to eliminate the tax uncertainty, we have decided not to issue any further SARs/DERs until such time as the IRS clarifies the status of the instruments.

On March 4, 2008, the named executive officers received the following SAR and DER awards:

	SARs		DERs
	Value in Dollars	# of SARs	Value in Dollars	# of DERs

William W. McCarten	$302,492	113,293	$447,508	113,293
Mark W. Brugger	$171,412	64,199	$253,588	64,199
John L. Williams	$171,412	64,199	$253,588	64,199
Michael D. Schecter	$100,831	37,764	$149,169	37,764
Sean M. Mahoney	$55,457	20,770	$82,043	20,770

For purposes of determining both the size of the grant and the expense associated with the SAR and DER awards under SFAS 123(R), we engaged Towers Perrin to perform a valuation study. Towers Perrin valued the SARs using a binomial option pricing model, using assumptions called for by Paragraph 16 and Appendix A of SFAS 123(R). Towers Perrin assumed a seven year expected life, a risk free rate of 3.17%, expected volatility of 29.8% and an expected dividend yield of 5.5% (the average dividend yield on the four dividend payment dates preceding the issuance of the SARs). Towers Perrin valued the DERs using a discounted cash flow model assuming a stream of dividends equal to 5.5% of the closing stock price on the NYSE on the date that the DERs were issued over the seven year expected life of the instrument. In accordance with SFAS 123(R), the expense associated with these awards is recognized over the requisite service period (i.e., the vesting period of the SARs and DERs).

4.	Perquisites and other benefits

We currently have very few perquisites. Messrs. McCarten, Brugger and Williams, as members of our Board of Directors, are entitled to reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at all hotels and resorts managed or franchised by Marriott, subject to certain limitations. See “Director Compensation.” We provided very limited perquisites to our executive officers until December 31, 2006, when the perquisites were discontinued.

Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with our Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula.

The following chart sets forth the perquisites and all other benefits received by our executive officers over the last three years.

					Other Benefits
		Perquisites					Life and
			Tax	Annual	401-K	Health	Disability
		Hotel	Return	Medical	Employer	Insurance	Insurance
		Reimbursement	Preparation	Exam	Match	Premium	Premiums

William W. McCarten	2008	—	—	—	$20,500	$10,436	$560
	2007	$7,562	—	—	$20,500	$7,934	$432
	2006	$4,237	$2,000	$3,186	$20,000	$7,875	$888
Mark W. Brugger	2008	—	—	—	$15,500	$17,467	$560
	2007	—	—	—	$15,500	$16,008	$432
	2006	—	$867	$2,928	$15,000	$14,412	$888
John L. Williams	2008	—	—	—	$20,500	$10,918	$560
	2007	—	—	—	$20,500	$10,805	$432
	2006	—	—	—	$20,000	$5,781	$888
Michael D. Schecter	2008	—	—	—	$15,500	$10,055	$560
	2007	—	—	—	$15,500	$13,000	$432
	2006	—	—	—	$15,000	$12,956	$888
Sean M. Mahoney	2008	—	—	—	$13,018	$17,467	$560
	2007	—	—	—	$12,668	$16,008	$432
	2006	—	$550	—	$7,238	$14,412	$888

Severance Agreements

In March 2007, we entered into severance agreements with each of our executive officers. Prior to entering into these severance agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, our Compensation Committee’s independent advisor, Frederic W. Cook & Co., Incorporated, reviewed the proposed severance agreements on behalf of the Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. The Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the severance agreements with management.

The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of our Company.

Each named executive officer will be entitled to receive cash severance benefits under their severance agreements if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements therefore have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Messrs. McCarten and Brugger, or two times, with respect to each of the other named executive officers, of the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program. At the present time, the Board of Directors intends that Mr. McCarten’s severance agreement will continue as long as he remains an executive of the Company.

In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) the immediate vesting of any unvested portion of any restricted stock award previously issued to the executive. In addition, the unvested SARs and the DERs will immediately and fully vest upon the death or disability of an executive and may be exercised by the holder, or his estate, until the expiration dates of the SAR and DERs. Following a change in control, if an executive is terminated without cause or resigns for good reason, the SARs and DERs will continue to vest on the original vesting schedule and, once vested, the instruments may continue to be exercised until the earlier of the expiration date of the instrument or the fifth anniversary of the vesting. If there has not been a change in control and the executive resigns with good reason or is terminated without cause, the Board of Directors has sole discretion to decide whether to vest any unvested SARs and DERs.

In the event that the executive retires, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and SARs and DERs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.

In the event that the severance benefits described above are paid in connection with a change in control of our Company and deemed “excess parachute payments” under Section 280G of the Code, the named executives may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount equal to the “safe harbor”.

The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

Termination as a Result of
Terminated without
	Terminated For		Cause or
	Cause or		Resigned with
	Resigned Without Good	Death or	Good
	Reason(1)(2)	Disability	Reason(1)(2)		Retirement(3)

Pro-rated cash incentive plan compensation at target	No	Yes	Yes		Yes
Cash severance	No	No	Yes		No
Continued medical and dental benefits	No	Yes	Yes		No
Continued vesting of restricted stock	No	No	No		Yes
Full and immediate vesting of restricted stock	No	Yes	Yes		No
Continued vesting of SARs/DERs	No	No	Yes	(4)	Yes
Full and immediate vesting of SARs/DERs	No	Yes	No		No
Modified tax-gross up	N.A.	N.A.	Yes	(5)	N.A

(1)	“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude; (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)	“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50 mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations on the date hereof; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)	The SARs and DERs will continue to vest if the executive is terminated without cause or resigns for good reason following a change in control. If there has not been a change in control, the unvested SARs and DERS will be forfeited unless our Board of Directors, in its sole discretion, chooses to vest such SARs and DERs.

(5)	The excise tax gross up is only applicable if the executive is terminated without cause or resigns for good reason following a change in control.

The following chart sets forth the cost that we would have incurred if one of the executives were terminated as of December 31, 2008 under the terms of our severance agreements, assuming a stock price of $5.07, the closing market price on the NYSE on December 31, 2008:

Cost of Termination under Severance Agreements(1)

		Pro-Forma	Continued	Number of
		Target	Medical	Shares of	Value of		Cost of
		Bonus	and Dental	Unvested	Unvested	Value of	Excise Tax	Total
	Cash	for Year of	Benefits	Stock	Shares	SARs/DERs	Gross Up	Cost of
	Severance	Termination	(2)	(3)	(3)	(4)	(5)	Termination

Terminated For Cause or Resigned without Good Reason
William W. McCarten	$—	$—	$—	130,765	100% forfeited	100% forfeited	n.a.	$—
Mark W. Brugger	$—	$—	$—	70,402	100% forfeited	100% forfeited	n.a.	$—
John L. Williams	$—	$—	$—	288,967	100% forfeited	100% forfeited	n.a.	$—
Michael D. Schecter	$—	$—	$—	42,005	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	18,571	100% forfeited	100% forfeited	n.a.	$—

								$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
William W. McCarten	$3,384,000	$564,000	$19,800	130,765	$662,980	100% forfeited	n.a.	$4,630,780
Mark W. Brugger	$3,600,000	$450,000	$19,800	70,402	$356,936	100% forfeited	n.a.	$4,426,736
John L. Williams	$1,890,000	$382,134	$19,800	288,967	$1,465,061	100% forfeited	n.a.	$3,756,995
Michael D. Schecter	$982,720	$195,360	$19,800	42,005	$212,964	100% forfeited	n.a.	$1,410,844
Sean M. Mahoney	$946,200	$158,180	$19,800	18,571	$94,157	100% forfeited	n.a.	$1,218,337

								$15,443,692
Terminated without Cause or Resigned with Good Reason (following a change of control)
William W. McCarten	$3,384,000	$564,000	$19,800	130,765	$662,980	$84,970	$—	$4,715,750
Mark W. Brugger	$3,600,000	$450,000	$19,800	70,402	$356,936	$48,149	$—	$4,474,885
John L. Williams	$1,890,000	$382,134	$19,800	288,967	$1,465,061	$48,149	$—	$3,805,144
Michael D. Schecter	$982,720	$195,360	$19,800	42,005	$212,964	$28,323	$—	$1,439,167
Sean M. Mahoney	$946,200	$158,180	$19,800	18,571	$94,157	$15,577	$—	$1,233,914

								$15,668,860

Death or Disability
William W. McCarten	$—	$564,000	$19,800	130,765	$662,980	$482,880	n.a.	$1,729,660
Mark W. Brugger	$—	$450,000	$19,800	70,402	$356,936	$273,631	n.a.	$1,100,367
John L. Williams	$—	$382,134	$19,800	288,967	$1,465,061	$273,631	n.a.	$2,140,626
Michael D. Schecter	$—	$195,360	$19,800	42,005	$212,964	$160,959	n.a.	$589,083
Sean M. Mahoney	$—	$158,180	$19,800	18,571	$94,157	$88,526	n.a.	$360,663

								$5,920,399
Retirement
William W. McCarten	$—	$564,000	$—	130,765	$662,980	$482,880	n.a.	$1,709,860
Mark W. Brugger	$—	$450,000	$—	70,402	$356,936	$273,631	n.a.	$1,080,567
John L. Williams	$—	$382,134	$—	288,967	$1,465,061	$273,631	n.a.	$2,120,826
Michael D. Schecter	$—	$195,360	$—	42,005	$212,964	$160,959	n.a.	$569,283
Sean M. Mahoney	$—	$158,180	$—	18,571	$94,157	$88,526	n.a.	$340,863

								$5,821,399

(1)	Under our severance agreements, the executives are not entitled to any accrued vacation pay or continued life or disability insurance following a severance event.

(2)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2008. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependant children.

(3)	The number of shares of unvested stock is as of December 31, 2008 and the value of such shares is calculated using $5.07 per share, the closing price on the NYSE for our stock on December 31, 2008.

(4)	If there has not been a change of control and an executive is terminated without cause or resigns for good reason, all of that executive’s SARs and DERs would terminate unless our Board of Directors in its sole discretion chooses to vest such instruments. For purposes of this chart, we have assumed that the unvested SARs and DERs would be forfeited. The SARs and DERs automatically fully vest upon the death or disability of an executive and would continue to vest in the ordinary course upon a board authorized retirement or following a termination without cause or resignation for good reason following a change in control. For valuation purposes, we have assumed that the executives are terminated without cause or resign for good reason following a change of control on December 31, 2008 at a stock price of $5.07, the closing stock price on that date, and therefore the SARs would expire worthless but the executives would be entitled to receive, for each of their DERs, all of the dividends paid on a share of our Common Stock (or $0.75) from the date we issued the DER until December 31, 2008, the assumed change in control and termination date. In the case of a death, disability or retirement, we assumed that the Company would continue to pay dividends each year in an amount equal to the 2008 distribution (or $0.75 per share per year) through the expiration date of the DER, with such amount discounted back to December 31, 2008 at the same discount rate that we originally used to value the DERs, or 5.5%.

(5)	The cost of the excise tax gross up is an estimate based on a number of assumptions including: (i) DiamondRock is subject to a change of control on December 31, 2008, (ii) all the named officers are terminated on December 31, 2008 without cause following that change of control, and (iii) the change of control occurs at a price equal to our closing stock price on December 31, 2008. The excise tax gross up was calculated including five years of earnings data, including 2008, although technically the 2008 W-2 would not be available until after December 31, 2008.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

Mandatory Minimum Equity Ownership Policy for Senior Executives

We believe that it is important to align the interests of those in senior management positions with those of our stockholders. As one concrete step to ensure such alignment, we adopted a mandatory stock ownership requirement for each of our corporate officers.

Under our mandatory stock ownership policy, each of our covered executives, within five years of his or her date of hire or promotion, must acquire and hold a certain number of shares. If an executive is not in compliance with the Ownership Target, he or she is restricted from selling any stock in the Company until such time as he or she is in compliance with the Ownership Target. An executive is permitted to sell any shares that the executive has purchased.

We count towards this minimum equity ownership policy only those shares which an officer has purchased or otherwise has received through our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. Under this policy our executives must own at all times during a year a number of shares equal to the Ownership Target for that year. The Ownership Target for an executive officer for a given year is determined by multiplying that officer’s base salary for a year by a multiple and then dividing that result by the average closing price of the Company’s common stock during the first two weeks of the year.

Each of our executives was in compliance with the stock ownership policy at all times during 2008; the stock ownership policy did not apply to Mr. Mahoney in 2008 as the policy only applies to officers who are at least an Executive Vice President of the Company on the first day of the year.

In 2008, the price of our common stock fell significantly. As a result the 2009 Ownership Target has nearly tripled compared to the Ownership Target in 2008. As a result, each of the executives (except Mr. McCarten) has fallen out of compliance with the policy and thus is prohibited from selling any shares of our stock (except such shares as the executives may have purchased in the open market) until such time as he or she is in compliance with our policy.

The status of each executive under our stock ownership policy is shown in the following chart:

					Percentage of
					Shares
					Owned
				Number of	Compared to
		2008	2009	Shares	2009
	Base	Ownership	Ownership	Owned	Ownership
	Salary	Target (# of	Target	(as of	Target
	Multiple	Shares)	(# of Shares)	February 1, 2009)	(1)

William W. McCarten	4	159,689	246,407	410,445	167%
Chairman of the Board of Directors
Mark W. Brugger	4	79,632	492,813	189,764	39%
Chief Executive Officer
John W. Williams	3	96,408	323,409	312,709	97%
President and Chief Operating Officer
Michael D. Schecter	3	62,856	186,899	144,088	77%
Executive Vice President and General Counsel
Sean M. Mahoney	3	N.A.	187,885	35,664	19%
Executive Vice President and Chief Financial Officer

(1)	In addition to any shares that may be sold due to an executive owning more than his ownership target, Messrs McCarten, Williams and Schecter have purchased 100,100 shares, 30,000 shares, and 10,000 shares, respectively, in the open market and such executives may sell such shares at any time. Such purchased shares are included in the Number of Shares Owned column in the chart above.

Clawback Policy

Our Board of Directors has adopted a policy that, in the event of a significant restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the five most highly compensated executives on the basis of having met or exceeded specific performance targets for performance periods after the adoption of the policy (December 31, 2006). If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the general policy of our Board of Directors to seek to recoup, for the benefit of our Company, the portion of the excess cash incentive program compensation that was received by any individual senior executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether or not to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2008, $1.0 million was not deductible under Section 162(m).

Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers on Compensation

The Compensation Committee of our Board of Directors is responsible for determining the amount and composition of compensation paid to our chief executive officer and four other named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.

Independent Consultant

The Compensation Committee engages Frederic W. Cook & Co. Incorporated (“F.W. Cook”) as its independent compensation consultant to advise the Compensation Committee on compensation program design and the amounts we should pay to our executives. F.W. Cook also provides the Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. F.W. Cook also advises the Compensation Committee on the design of the compensation program for non-employee directors. F.W. Cook does no work for management, receives no compensation from our Company other than for its work in advising the Compensation Committee, and maintains no other economic relationships with our Company. As part of the process of assessing the effectiveness of our Company’s compensation programs, F.W. Cook receives input from the Chief Executive Officer regarding our Company’s strategic goals and the manner in which the compensation plans should support these goals.

Use of Competitive Set

Each year, the Compensation Committee of our Board of Directors conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs and, to a lesser extent, the real estate industry in general. For compensation comparisons, we use the following two competitive sets:

Lodging REIT Competitive Set

Market
Capitalization
(as of December 31,
	Ticker Symbol	2008)(1)

Ashford Hospitality Trust	AHT	$107 million
Felcor Lodging Trust Incorporated	FCH	$117 million
LaSalle Hotel Properties	LHO	$453 million
Strategic Hotels & Resorts, Inc.	BEE	$125 million
Sunstone Hotel Investors, Inc	SHO	$300 million

Non-Lodging REIT Competitive Set

Market
Capitalization (as
of December 31,
	Ticker Symbol	2008)(1)

Colonial Realty Properties	CLP	$400 million
Cousins Property	CUZ	$712 million
Eastgroup Properties	EGP	$892 million
Entertainment Properties	EPR	$980 million
Healthcare Realty Trust	HR	$1,381 million
Mid-America Apartment	MAA	$1,048 million
National Retail Properties	NNN	$1,347 million
Omega Healthcare REIT	OHI	$1,315 million
Tanger Factory Outlet Centers	SKT	$1,191 million

(1)	Our market capitalization as of December 31, 2008, was $461 million.

Annual Process

During its December meeting, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the prior year, a summary of all executive severance agreements and a calculation of potential change in control costs. The Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys. For each of the named executives, Mr. Brugger makes a compensation recommendation to the Compensation Committee and the Compensation Committee considers these recommendations in setting the compensation for the four other named executive officers. Following that review, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.

Once the financial results for the prior year are available and the annual budget for the subsequent year is finalized, the Compensation Committee finalizes the prior year bonuses, the structure of the current year annual cash incentive compensation program and the amount of the equity awards.

ADDITIONAL EXECUTIVE COMPENSATION DATA

Grants of Plan-Based Awards
(For the year ended December 31, 2008)

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise or	Grant Date
						Number of	Number of	Base	Fair Value of
	Date of					Shares	Securities	Price of	Stock and
	Compensation		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Committee	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Meeting	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(2)

William W. McCarten	2-27-2008	2-27-2008	282,000	564,000	846,000
	2-27-2008	3-4-2008				59,571			750,000
	2-27-2008	3-4-2008					113,293	12.59	302,492

Mark W. Brugger(3)	2-27-2008	2-27-2008	225,000	450,000	675,000
	2-27-2008	3-4-2008				33,757			425,000
	2-27-2008	3-4-2008					64,199	12.59	171,412

John L. Williams	2-27-2008	2-27-2008	191,067	382,134	573,200
	2-27-2008	3-4-2008				33,757			425,000
	2-27-2008	3-4-2008					64,199	12.59	171,412
	7-1-2008	9-1-2008				212,766			2,000,000

Michael D. Schecter	2-27-2008	2-27-2008	97,680	195,360	296,000
	2-27-2008	3-4-2008				19,857			250,000
	2-27-2008	3-4-2008					37,764	12.59	100,831

Sean M. Mahoney(4)	2-27-2008	2-27-2008	67,183	134,367	202,500
	2-27-2008	3-4-2008				10,921			137,500
	2-27-2008	3-4-2008					20,770	12.59	55,457

(1)	During February 2009, we paid each of our executive officers, pursuant to the 2008 cash incentive compensation program, the following amounts: Mr. McCarten $425,820, Mr. Brugger $294,435, Mr. Williams $288,511, Mr. Schecter $148,296 and Mr. Mahoney $100,349.

(2)	The grant date fair value is based on the fair value on the grant date of the award, as determined in accordance with SFAS 123R. For purposes of determining both the size of the grant and the expense associated with such awards under SFAS 123(R), the value of restricted stock equaled the closing price of our common stock on the NYSE on the date we issued the deferred and restricted stock. We used a valuation study conducted by Towers Perrin to value the SARs and DERs. Towers Perrin valued the SARs using a binomial option pricing model, using the assumptions called for by Paragraph 16 and Appendix A of SFAS 123(R). Towers Perrin assumed a seven year expected life, a risk free rate of 3.17%, expected volatility of 29.8% and an expected dividend yield of 5.5% (the average dividend yield on the four dividend payment dates preceding the issuance of the SARs). Towers Perrin valued the DERs using a discounted cash flow model assuming a stream of dividends equal to 5.5% of the closing stock price on the NYSE on the date that the DERs were issued over the seven year expected life of the instrument. In accordance with SFAS 123(R), the expense associated with these awards is recognized over the requisite service period (i.e., the vesting period of the restricted stock, deferred stock units, SARs or DERs).

(3)	Mr. Brugger’s Non-Equity Incentive Compensation Plan was amended by the Special Committee of the Board of Directors, which was formed to appoint a successor to Mr. McCarten upon his retirement, at its meeting on June 25, 2008, when the Board decided to promote him to Chief Executive Officer. At that time Mr. Brugger’s target cash incentive compensation was increased from a target of 80% of his base salary to a target of 100% of his base salary. The chart set forth above, shows the plan as amended.

(4)	Mr. Mahoney’s Non-Equity Incentive Compensation Plan was amended by the Compensation Committee at its meeting on July 16, 2008, when the Board decided to promote him to Chief Financial Officer, at that time Mr. Mahoney’s target cash incentive compensation was increased from a target of 50% of his base salary to a target of 66% of his base salary. The chart set forth above, shows the plan as amended.

Outstanding Equity Awards at Fiscal Year-End
(As of December 31, 2008)

	Option			Stock
	Awards			Awards
Market
				Number of	Value of
				Shares or	Shares or
	Number of			Units of	Units of
	Securities			Stock	Stock
	Underlying			That	That
	Unexercised	Option		Have Not	Have
	Options	Exercise	Option	Vested	Not
	(#)	Price	Expiration	(1)(2)	Vested(1)(3)
Name	Unexercisable(4)	($)	Date	(#)	($)

William W. McCarten	113,293	12.59	March 4, 2018	130,765	662,980
Mark W. Brugger	64,199	12.59	March 4, 2018	70,402	356,936
John L. Williams	64,199	12.59	March 4, 2018	288,967	1,465,061
Michael D. Schecter	37,764	12.59	March 4, 2018	42,005	212,964
Sean M. Mahoney	20,770	12.59	March 4, 2018	18,571	94,157

(1)	Does not include fully vested, but not distributed, deferred stock unit awards set forth in the chart below

Shares of deferred stock granted in 2005

Additional Units
Received Through
	Original	Dividend Reinvestment
	Units	(as of December 31,
	Granted	2008)

William W. McCarten	112,500 units	24,800 units
Mark W. Brugger	82,500 units	18,186 units
John L. Williams	105,000 units	23,147 units
Michael. D. Schecter	57,500 units	12,675 units
Sean M. Mahoney	25,000 units	5,511 units

(2) The restricted stock vests on the following schedule:

		Number of Shares
	Date of Grant	Remaining to Vest	Vesting Date

William W. McCarten
	August 1, 2006	23,046	August 1, 2009
	February 27, 2007	24,074	February 27, 2009
	February 27, 2007	24,074	February 27, 2010
	March 4, 2008	19,857	February 27, 2009
	March 4, 2008	19,857	February 27, 2010
	March 4, 2008	19,857	February 27, 2011
Mark W. Brugger
	August 1, 2006	12,571	August 1, 2009
	February 27, 2007	12,037	February 27, 2009
	February 27, 2007	12,037	February 27, 2010
	March 4, 2008	11,252	February 27, 2009
	March 4, 2008	11,252	February 27, 2010
	March 4, 2008	11,253	February 27, 2011

		Number of Shares
	Date of Grant	Remaining to Vest	Vesting Date

John L. Williams
	August 1, 2006	14,666	August 1, 2009
	February 27, 2007	13,899	February 27, 2009
	February 27, 2007	13,899	February 27, 2010
	March 4, 2008	11,252	February 27, 2009
	March 4, 2008	11,252	February 27, 2010
	March 4, 2008	11,253	February 27, 2011
	September 1, 2008	212,766	September 1, 2011
Michael D. Schecter
	August 1, 2006	7,333	August 1, 2009
	February 27, 2007	7,407	February 27, 2009
	February 27, 2007	7,407	February 27, 2010
	March 4, 2008	6,619	February 27, 2009
	March 4, 2008	6,619	February 27, 2010
	March 4, 2008	6,619	February 27, 2011
Sean M. Mahoney
	August 1 2006	2,095	August 1, 2009
	February 27, 2007	2,778	February 27, 2009
	February 27, 2007	2,778	February 27, 2010
	March 4, 2008	3,640	February 27, 2009
	March 4, 2008	3,640	February 27, 2010

(3)	Calculated using $5.07 per share, our stock price as of the close of trading on December 31, 2008.

(4)	All of such SARS were issued on March 4, 2008 and the SARs vest in thirds on each of February 27, 2009, February 27, 2010 and February 27, 2011.

Option Exercises and Stock Vested
(For the year ended December 31, 2008)

	Stock Awards
	Number of Shares
	Acquired on	Value
	Vesting	Realized on
Name	(#)(1)	Vesting

William W. McCarten	47,120	$530,763
Mark W. Brugger	24,608	$275,023
John L. Williams	28,555	$318,817
Michael D. Schecter	14,740	$165,533
Sean M. Mahoney	4,873	$56,055

(1)	The number of shares acquired on vesting and the value of those shares does not reflect the withholding of shares to satisfy federal and state income tax withholdings.

We have omitted tabular information regarding pension benefits and nonqualified deferred compensation as we do not maintain any pension or deferred compensation plans.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Seven directors will be elected at our 2009 annual meeting of stockholders to serve until our 2010 annual meeting of stockholders. All directors are to hold office until our 2010 annual meeting and until their respective successors shall be duly elected and qualify.

Each nominee to be a director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and John L. Williams.

Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes cast by proxy or in person and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for any nominee and votes that are withheld from any nominee will be counted when determining whether a quorum is present.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2009 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2009.

Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position

William W. McCarten	60	Chairman of the Board of Directors and Director
Mark W. Brugger	39	Chief Executive Officer and Director
John L. Williams	57	President, Chief Operating Officer and Director
Daniel J. Altobello*	68	Director
W. Robert Grafton*	67	Lead Director
Gilbert T. Ray*	64	Director
Maureen L. McAvey*	62	Director
Michael D. Schecter	44	Executive Vice President, General Counsel and Corporate Secretary
Sean M. Mahoney	37	Executive Vice President, Chief Financial
		Officer and Treasurer

*	Independent Director

The following is a summary of certain biographical information concerning our nominees and senior executive officers:

Nominees

William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008.

Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years until January 2004. Among his many positions during those twenty-five years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001.

Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.

Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008. Previously he served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in 2004 until he was promoted to our Chief Executive Officer.

Previously, Mr. Brugger served as Vice President — Project Finance for Marriott International, Inc. from 2000 to 2004. From 1997 to 2000, Mr. Brugger served as Vice President — Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Coscan Washington, Inc. Mr. Brugger received a Juris Doctorate from American University School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992.

John L. Williams has served as our President and Chief Operating Officer and has been a member of our Board of Directors since our formation in 2004.

Mr. Williams worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years until he resigned to help form DiamondRock in 2004. Mr. Williams most recently served as Executive Vice President of North American Hotel Development for Marriott International.

From 1991 to 1992, Mr. Williams, while on a leave of absence from Marriott, served as the Chief Acquisition Executive for Lodging Opportunities, the initial lodging fund sponsored by the Thayer organization. Prior to joining the Marriott Corporation, Mr. Williams was a senior consultant with Laventhal and Horwath.

Mr. Williams received a BS/BA from Denver University with a major in Hotel and Restaurant Management and a B.A. in American Studies from Denver University in 1973. In addition, Mr. Williams performed graduate coursework at the University of Missouri at Kansas City with a concentration in finance.

Daniel J. Altobello has been a member of our Board of Directors since July 2004.

Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of JER Investors Trust, Inc., MESA Air Group and Friedman, Billings, Ramsey Group, Inc. In addition, Mr. Altobello serves on the Advisory Board of Thayer Capital Partners.

W. Robert Grafton has been a member of our Board of Directors since July 2004 and serves as our Lead Director.

Mr. Grafton is a retired certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner — Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly traded company listed on the NYSE, where he also serves as Chairman of the Audit Committee.

Maureen L. McAvey has been a member of our Board of Directors since July 2004.

Ms. McAvey is the Executive Vice President, Initiatives Group at the Urban Land Institute, or ULI, in Washington, DC, where she has worked in various positions since 2001. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University.

Gilbert T. Ray has been a member of our Board of Directors since July 2004.

Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades, and has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Watson Wyatt & Company Holdings and IHOP Corp., each a publicly traded company listed on the NYSE. In addition, Mr. Ray is a member of the board of directors of Automobile Club of Southern California and Sierra Monolithics, Inc. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Fund and The John Randolph Haynes and Dora Haynes Foundation.

Senior Executive Officers

Michael D. Schecter has served as our Executive Vice President, General Counsel and Corporate Secretary since our formation in 2004. Previously, Mr. Schecter served as Senior Counsel of Marriott International, Inc. from 1998 to 2004. From 1991 to 1998, Mr. Schecter was an associate at Sullivan & Cromwell in their Washington, D.C. and Melbourne, Australia offices. From 1990 to 1991, Mr. Schecter served as a law clerk to the Honorable Frank M. Johnson, Jr. of the United States Court of Appeals for the Eleventh Circuit. Mr. Schecter received a Juris Doctorate from Cornell Law School in 1990 and a B.A. from Bates College in 1986.

Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since his promotion to that position on September 1, 2008. Prior to his promotion, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008. Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS

Our Audit Committee has unanimously selected KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2009.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2008 and 2007. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007

Audit Fees
Recurring audit	$264,000	$264,000
Quarterly reviews	75,000	75,000
Comfort letters, consents and assistance with documents filed with the SEC	40,638	55,000

Subtotal	379,638	394,000
Audit-Related Fees
Audits required by lenders and others	240,500	222,500

	240,500	222,500
Tax-Related Fees	—	—
All Other Fees	—	—

Total	$620,138	$616,500

Auditor Fees Policy.

Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during the 2008 and 2007 fiscal years.

We believe that people who were not KPMG, LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG, LLP during the audit of our financial statements.

Policy for Hiring Members of our Audit Engagement Team

Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

We have engaged PricewaterhouseCoopers LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. In addition, we engaged PricewaterhouseCoopers LLP as independent auditors on one of our historical financial statements required to be audited in conjunction with our initial public offering. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007

PricewaterhouseCoopers LLP Fees
Internal audit	$472,145	$370,047

Total	$472,145	$370,047

Our Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2008 and 2007 fiscal years.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of our common stock beneficially owned as of February 27, 2009 by (i) each director and nominee for director, (ii) our Chairman, our Chief Executive Officer, our Chief Financial Officer and the two other most highly compensated executive officers of our Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 2008 (the “named executive officers”), (iii) all of our directors, director nominees and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders”).

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 27, 2009, including any shares which could be purchased by the exercise of options at or within 60 days after February 27, 2009.

Under the relevant SEC rules, each executive officer of our Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer. However, the executive officers have no right to vote the shares of common stock underlying the deferred stock units, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future, thus such underlying shares are not deemed to be “beneficially owned” by the relevant executive officer.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percent(1)

Directors and named executive officers:
William W. McCarten	403,910	(2)	*
Mark W. Brugger	159,481	(3)	*
Daniel J. Altobello	23,768		*
W. Robert Grafton	21,768		*
Maureen L. McAvey	18,768		*
Gilbert T. Ray	18,768		*
John L. Williams	473,529	(4)	*
Michael D. Schecter	115,918	(5)	*
Sean M. Mahoney	33,465	(6)	*

Directors and named executive officers as a group (9 persons)	1,269,375		1.4%
5% Holders:
AXA Financial Inc.(7)	8,677,139		9.6%
Bank of America Corporation(8)	7,733,159		8.6%
The Vanguard Group(9)	7,567,111		8.4%
Donald Smith & Co.(10)	5,402,860		6.0%
Barclays Global Investors, NA (and various affiliates)(11)	4,864,965		5.4%

*	Represents less than 1% of the number of shares of common stock outstanding as of February 27, 2009.

(1)	Calculated using 90,050,264 shares of common stock outstanding as of February 15, 2009, which includes all unvested shares of restricted stock but, in accordance with the SEC’s rules, it does not include the shares of common stock underlying the deferred stock units issued to the executive officers in connection with our initial public offering. There were no additional adjustments required by Rule 13d-3(d)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(i) of the Exchange Act.

(2)	Mr. McCarten’s shares include (i) 130,765 shares of unvested restricted stock granted to him under our Incentive Plan, and (ii) 273,145 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 137,300 shares of common stock underlying the deferred stock units issued to Mr. McCarten in connection with our initial public offering nor does it include 113,293 SARs issued on March 4, 2008.

(3)	Mr. Brugger’s shares include (i) 70,402 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 89,079 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 100,686 shares of common stock underlying the deferred stock units issued to Mr. Brugger in connection with our initial public offering nor does it include 64,199 SARs issued on March 4, 2008.

(4)	Mr. Williams’ shares include (i) 288,967 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 184,562 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 128,147 shares of common stock underlying the deferred stock units issued to Mr. Williams in connection with our initial public offering nor does it include 64,199 SARs issued on March 4, 2008.

(5)	Mr. Schecter’s shares include (i) 42,005 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 73,913 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 70,175 shares of common stock underlying the deferred stock units issued to Mr. Schecter in connection with our initial public offering nor does it include 37,764 SARs issued on March 4, 2008.

(6)	Mr. Mahoney’s shares include (i) 18,571 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 14,894 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 30,511 shares of common stock underlying the deferred stock units issued shares of deferred stock issued to Mr. Mahoney in connection with our initial public offering nor does it include 20,770 SARs issued on March 4, 2008.

(7)	Based solely on information contained in a Schedule 13G filed by AXA Financial, Inc. on behalf of itself and certain of its affiliates, with the SEC on December 10, 2008. The address of AXA Financial, Inc, is 1290 Avenue of the Americas, New York, New York 10104. The percentage beneficial ownership has been readjusted to reflect our actual shares outstanding as of February 15, 2009.

(8)	Based solely on information contained in a Schedule 13G filed by Bank of America Corporation, on behalf of itself and certain of its affiliates, with the SEC on February 12, 2009. The address of Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. The percentage beneficial ownership has been readjusted to reflect our actual shares outstanding as of February 15, 2009.

(9)	Based solely on information contained in a Schedule 13G filed by The Vanguard Group, Inc. on behalf of itself and certain of its affiliates, with the SEC on February 13, 2009. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The percentage beneficial ownership has been readjusted to reflect our actual shares outstanding as of February 15, 2009.

(9)	Based solely on information contained in a Schedule 13G filed by Donald Smith & Co., Inc. with the SEC on February 11, 2009. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019. The percentage beneficial ownership has been readjusted to reflect our actual shares outstanding as of February 15, 2009.

(10)	Based solely on information contained in a Schedule 13G filed by Barclays Global Investors, NA (and certain of its affiliates) with the SEC on February 6, 2009. The address of Barclays Global Investors, NA. is 45 Fremont Street, San Francisco, CA 94105. The percentage beneficial ownership has been readjusted to reflect our actual shares outstanding as of February 15, 2009.

Related Party Transactions

There were no related party transactions during 2008. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters — Conflicts of Interests” elsewhere in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of this Proxy Statement for the fiscal year ended December 31, 2008.

The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of this Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of this Proxy Statement.

We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in this Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
W. Robert Grafton
Maureen L. McAvey
Gilbert T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, the Compensation Committee consisted of Messrs. Altobello, Grafton and Ray and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2008. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation of DiamondRock’s 2008 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2008 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. We:

1. have reviewed and discussed with management the audited financial statements for DiamondRock for the fiscal year ended December 31, 2008;

2. have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented; and

3. have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from our Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee:

W. Robert Grafton, Chairperson
Daniel J. Altobello
Maureen L. McAvey
Gilbert T. Ray

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Stockholder Proposals for Annual Meetings

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2010 annual meeting must be received by us no less than 120 calendar days before the one year anniversary of the date of this proxy statement in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, Attention: Corporate Secretary

Stockholder proposals to be presented at our 2010 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2010 annual meeting, must be received in writing at our principal executive office on or after November 3, 2009 and on or before December 3, 2009. Our current Bylaws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. In order to be timely, a stockholder’s notice must be received by us at our principal executive office not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the mailing of the notice for the immediately preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, a stockholder’s notice shall be timely if received by us at our principal executive office not earlier than the one hundred twentieth (120th) day nor later than the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by us. Any such proposals shall be mailed to: DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, Attention: Corporate Secretary.